Exhibit 10.2
JOINT DEVELOPMENT AGREEMENT
dated May 17, 2010
by and among
PETROQUEST ENERGY, L.L.C.
and
WSGP GAS PRODUCING, LLC
and
NEXTERA ENERGY GAS PRODUCING, LLC
COAL, HASKELL, HUGHES, LATIMER AND PITTSBURG COUNTIES, OKLAHOMA

i

Exhibits and Schedules to Agreement

Schedule 1	Current Unrecorded Commitments

Schedule 6.1.15	Fee Interests

Schedule 10.4	Existing Gas Gathering Agreements

Exhibit “A”	Transaction Assets

Exhibit “B”	Area of Mutual Interest

Exhibit “C”	Selected PUDs

Exhibit “D”	Form of PUD Assignment

Exhibit “E”	Drilling Program

Exhibit “F”	Form of Program Well Assignment

Exhibit “G”	Form of Operating Agreement

Exhibit “H”	Memorandum of Agreement

Exhibit “I”	Arbitration Provisions

JOINT DEVELOPMENT AGREEMENT
This Joint Development Agreement (the “Agreement”) is made and entered into this 17th day of May 2010, by and between PETROQUEST ENERGY, L.L.C. (“PetroQuest”), a Louisiana limited liability company, whose address is 400 E. Kaliste Saloom Rd, Suite 6000, Lafayette, LA 70508, WSGP GAS PRODUCING, LLC (“WSGP”), a Delaware limited liability company, whose address is 1000 Louisiana, Suite 5550, Houston, TX 77002, and NextEra Energy Gas Producing, LLC (“NEGP”), a Delaware limited liability company whose address is 1000 Louisiana, Suite 5550, Houston, TX 77002, for the limited purpose of securing the payment obligations of WSGP hereunder. PetroQuest and WSGP are each a “Party” and collectively the “Parties”.
RECITALS:
WHEREAS, PetroQuest owns certain oil, gas or mineral leases and interests covering certain lands in Coal, Haskell, Hughes, Latimer and Pittsburg Counties, Oklahoma as described on the attached Exhibit “A”, in each case limited to those depths below the base of the Hartshorne Sand (as defined herein) (collectively the “Transaction Assets”), all located within the area described on the attached Exhibit “B” (the “AMI” as more fully discussed herein);
WHEREAS, PetroQuest has entered into multiple transactions resulting in unrecorded obligations which reduce PetroQuest’s working interest in and to certain of the Transaction Assets prior to any assignments to WSGP hereunder in a cumulative amount of no more than 1.625% of PetroQuest’s interest in and to the Transaction Assets, as detailed on Schedule 1 (the “Current Unrecorded Commitments”), and each reference herein to PetroQuest’s interest in and to all or any subset of the Transaction Assets shall be net of the reduction effected by the Current Unrecorded Commitments;
WHEREAS, PetroQuest has identified the Selected PUDs (as defined herein) within the AMI;
WHEREAS, WSGP desires to purchase from PetroQuest, and PetroQuest desires to sell to WSGP, subject to the terms, conditions and limitations set forth herein, an undivided fifty percent (50%) of PetroQuest’s interest in and to the Selected PUDs;
WHEREAS, PetroQuest desires to grant to WSGP, and WSGP desires to receive, the right to earn fifty percent (50%) of PetroQuest’s interest in and to the Transaction Assets other than the Selected PUDs (collectively the “Remaining Assets”) on and subject to the terms and conditions specified herein;
WHEREAS, the Parties have entered into that certain Interim Leasing Agreement pending Woodford Joint Venture Agreement, dated March 8, 2010 with respect to the joint acquisition of oil, gas and mineral leases or other mineral interests within Pittsburg, Haskell, Hughes, Atoka, Latimer and Coal Counties, Oklahoma prior to the execution of this Agreement (the “Interim Leasing Agreement”); and

WHEREAS, the Parties desire to set forth the terms, conditions, covenants, rights and obligations of the Parties with respect to the joint exploration and development of the Remaining Assets and Selected PUDs and each Party’s participation in the Drilling Program (as defined herein).
NOW THEREFORE, for and in consideration of the premises, the mutual covenants set forth herein, the benefits to be derived by each party from this Agreement, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged the Parties hereby enter into this Agreement.
ARTICLE I
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, each of the following initially capitalized words and terms shall have the meaning ascribed to it herein:
1.1.1 “25% Level” is defined in Section 4.5.6.
1.1.2 “6 Month Tranche” is defined in Section 4.3.2.
1.1.3 “12 Well Minimum Content” is defined in Section 4.3.2.
1.1.4 “Acquired Interest” is defined in Section 11.1.
1.1.5 “Administrative Fee” is defined in Section 11.3.
1.1.6 “AFE” means authority for expenditure.
1.1.7 “Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
1.1.8 “Agreement” is defined in the preamble.
1.1.9 “AMI” is defined in the recitals.
1.1.10 “AMI Well” is defined in Section 14.2.1.
1.1.11 “Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, official guidelines, certificates, orders, licenses, leases and permits of any Governmental Authority, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial tribunal of competent jurisdiction and all requirements of law.

1.1.12 “Arbitration Provisions” means the provisions described in Exhibit “I”.
1.1.13 “Average Production” is defined in Section 3.1.3.
1.1.14 “Binding Provisions” is defined in Section 18.20.
1.1.15 “Business Day” means each day other than Saturday, Sunday, and any day on which nationally chartered banks in Houston, Texas are not required to be open for the conduct of retail banking business.
1.1.16 “Carried Amount” is defined in Section 4.3.
1.1.17 “Closing” is defined in Section 9.1.
1.1.18 “Closing Date” means the date on which the Closing occurs.
1.1.19 “Confidentiality Agreement” means that certain Confidentiality Agreement dated November 23, 2009, by and between the Parties.
1.1.20 “Counterparty Group” is defined in Section 18.2.1.
1.1.21 “Current Unrecorded Commitments” is defined in the Recitals.
1.1.22 “Deemed Non-Consent” is defined in Section 4.5.1.
1.1.23 “Deferred RA Purchase Price” is defined in Section 3.1.2.
1.1.24 “Development Well” is defined in Section 4.3.
1.1.25 “Drilling Program” is defined in Section 4.1.
1.1.26 “Drilling Unit” means the applicable drilling and spacing unit prescribed by the Oklahoma Corporation Commission or other Governmental Authority having jurisdiction over the applicable well.
1.1.27 “Early Termination” is defined in Section 14.2.
1.1.28 “Effective Time” means the date upon which WSGP executes the first AFE submitted by PetroQuest pursuant to the Drilling Program.

1.1.29 “Environmental Matters” means any condition in, on, or under any of the Transaction Assets that is in violation of or subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as the same have been amended to the date hereof, and all similar laws, rules or regulations as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.
1.1.30 “Exchange Act” is defined in Section 18.2.1.
1.1.31 “Execution Date” means the date of execution of this Agreement as first set forth in the preamble.
1.1.32 “Existing Gas Purchase Contracts” is defined in Section 10.6.
1.1.33 “Existing Wells” means any oil or gas well located on any of the Transaction Assets drilled (or in the process of drilling) prior to the Execution Date, whether such well be producing or non-producing, shut-in or abandoned.
1.1.34 “Final Performance Report” is defined in Section 3.1.3.
1.1.35 “Final Qualifying Wells” is defined in Section 3.1.4.
1.1.36 “Force Majeure” means any event which wholly or partly prevents or delays the performance of any obligation arising under this Agreement, but only if and to the extent (i) such event is not within the reasonable control, directly or indirectly, of the Party affected, (ii) such event, despite the exercise of reasonable diligence, cannot be prevented, avoided or overcome by such Party, (iii) the Party affected has taken all reasonable precautions and measures in order to avoid the effect of such event on such Party’s ability to perform its obligations under this Agreement and to mitigate the consequences thereof, and (iv) such event is not the direct or indirect result of a Party’s negligence or the failure of such Party to perform any of its obligations under this Agreement or to comply with Applicable Law. A Force Majeure Event may include any of the following: acts of God (excluding adverse weather conditions other than tornadoes, flooding, tropical storms or hurricanes), riots, strikes, wars (declared or undeclared), insurrection, rebellions, terrorist acts, civil disturbances, dispositions or orders of Governmental Authority, unavailability of labor, services, equipment, rigs, supplies or fuel, third party operated gathering system unavailability or capacity restraint, or any act or cause (other than financial distress or inability to pay debts when due) that is not within the control of a party hereto, but “Force Majeure” shall not include general or regional changes in economic conditions including fluctuations in the prices at which oil, gas or other minerals can be sold, processed, transported, or handled, or fluctuations in the costs and expenses of drilling, obtaining field services or supplies, labor, materials, or equipment; and equipment, rigs and supplies. For purposes of this Agreement, “Force Majeure” also shall include an Intervention.

1.1.37 “Force Majeure Notice” is defined in Section 13.1.
1.1.38 “Fundamental Representations” is defined in Section 18.14.
1.1.39 “Governmental Authority” means any federal, tribal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal exercising, having or claiming jurisdiction over this Transaction, the Parties, or any of the Transaction Assets.
1.1.40 “Hartshorne Sand” means the geological strata generally referred to as the Hartshorne Sand, as encountered between 3,660 and 3,740 feet measured depth in the log of the Marbet #11 well (API#35121222510000), situated in Section 2, 6N R14E Pittsburg County, Oklahoma.
1.1.41 “Indemnified Party” is defined in Section 17.3.
1.1.42 “Indemnifying Party” is defined in Section 17.3.
1.1.43 “Infill Well” is defined in Section 4.6.
1.1.44 “Interim Leasing Agreement” is defined in the recitals.
1.1.45 “Intervention” means an action, restriction, regulation, prohibition or other intervention by a Governmental Authority (including changes to Applicable Law) which would prohibit: (i) the drilling of all oil or gas wells within the AMI, or (ii) all hydraulic fracturing of oil or gas wells within the AMI.
1.1.46 “Intervention Termination” is defined in Section 14.4.
1.1.47 “Joint Expenditures” is defined in Section 11.3.
1.1.48 “Laclede” is defined in Section 10.6.1.1.
1.1.49 “Lease Maintenance” is defined in Section 11.2.
1.1.50 “Leases” is defined in Section 6.1.14.
1.1.51 “Lender” or “Lenders” means any and all Persons or successors in interest thereof lending money or extending credit (whether directly to a Party or to an Affiliate of a Party) as follows: (i) for the financing or refinancing of the Drilling Program or the Transaction Assets; (ii) for working capital or other ordinary business requirements related to the Drilling Program or the Transaction Assets; or (iii) for any credit support, credit enhancement or interest rate protection in connection with the Drilling Program or Transaction Assets.

1.1.52 “Letter Agreements” means those agreements providing NEGP (or an appropriate affiliated entity) with certain rights to participate with PetroQuest in drilling programs related to the Marcellus Shale and the Eagle Ford Shale.
1.1.53 “Losses” is defined in Section 17.1.
1.1.54 “Material Adverse Effect” is defined in Section 6.1.9.
1.1.55 “Material Event” means (a) with respect to PetroQuest (and for the purposes of this definition, PetroQuest shall include its parent), that PetroQuest, and (b) with respect to WSGP (for the purposes of this definition, WSGP shall include its parent), that WSGP: (i) is dissolved (other than pursuant to internal reorganization the ordinary course of business which does not result in a change in control of such entity); (ii) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (v) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in control of such entity); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its leases; (vii) has a secured party take possession of all or a substantial portion of its leases or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its Leases and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days thereafter; or (viii) causes or is subject to any event with respect to which, under the Applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vii).

1.1.56 “Memorandum of Agreement” is defined in Section 9.2.1.
1.1.57 “Minimum Commitment” is defined in Section 4.3.2.
1.1.58 “Non-Binding Provisions” is defined in Section 18.20.
1.1.59 “Non-transferring Party” is defined in Section 10.1.
1.1.60 “OBO” is defined in Section 4.2.
1.1.61 “Operating Agreement” or “JOA” means any operating agreement for which PetroQuest shall serve as initial operator to be entered into by the Parties pursuant to Section 12.1, in substantially the form attached hereto as Exhibit “G”.
1.1.62 “Outside Date” is defined in Section 18.20.
1.1.63 “Parties” and “Party” are defined in the preamble.
1.1.64 “Performance Payment” is defined in Section 3.1.3.
1.1.65 “Performance Report” is defined in Section 3.1.3.
1.1.66 “Performance Standards” is defined in Section 3.1.3.
1.1.67 “Person” means an individual, partnership, limited partnership, limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, or other entity in its own or a representative capacity.
1.1.68 “PetroQuest” is defined in the preamble.
1.1.69 “PetroQuest Indemnitees” is defined in Section 17.1.
1.1.70 “PetroQuest Production” is defined in Section 10.6.1.1.
1.1.71 “PetroQuest’s Knowledge” means the actual knowledge of the current officers and directors of PetroQuest after reasonable inquiry within PetroQuest with respect to the matter in question.
1.1.72 “Phase 1” is defined in Section 4.3.1.
1.1.73 “Phase 1 Commitment” is defined in Section 4.3.1.
1.1.74 “Phase 2” is defined in Section 4.3.1.
1.1.75 “Phase 2 Notice” is defined in Section 4.3.1.
1.1.76 “Program Well” is defined in Section 4.3.

1.1.77 “Program Well Assignment” is defined in Section 5.1.
1.1.78 “Prospective Transferee” is defined in Section 10.1.
1.1.79 “PUD Assignment” is defined in Section 2.2.
1.1.80 “PUD Purchase Price” is defined in Section 2.1.
1.1.81 “PUD Wells” is defined in Section 4.3.
1.1.82 “Qualifying Well” means a well drilled by PetroQuest pursuant to this Agreement (whether or not WSGP participated in such well) within the AMI after Closing for which a minimum of 180 days of production data is available.
1.1.83 “Quarterly Meeting” is defined in Section 4.1.
1.1.84 “Remaining Assets” is defined in the recitals.
1.1.85 “Remaining Assets Purchase Price” is defined in Section 3.1.
1.1.86 “Representatives” means, individually and collectively, a Party’s directors, officers, employees, auditors, counsel, Lenders and other advisors or consultants, and Affiliates and such Affiliates’ directors, officers, employees, auditors, counsel, Lenders and other advisors or consultants.
1.1.87 “Required Well” means a well which is required to be drilled by the terms of any lease or other agreement affecting the lands upon which such well is to be drilled in order to earn acreage or depths from a third party or to prevent the termination or relinquishment of all or any portion of a lease. A prospective well shall be deemed a Required Well at that point in time when less than six (6) months remain in which to commence such well in order to earn or prevent termination or relinquishment of the applicable portion of the lease, or the contractual right to earn the same.
1.1.88 “Selected PUDs” means those certain prospective well locations within the AMI identified on the attached Exhibits “C-1” and “C-2”, and the 640 acre Drilling Unit or governmental section (as illustrated on Exhibit “C-2”) upon which each such prospective well location is situated.
1.1.89 “Spud Date” means the date upon which actual drilling operations commence for a given well drilled hereunder.
1.1.90 “Third-Party JOA” is defined in Section 12.3.
1.1.91 “Tranche Election” is defined in Section 4.3.3.

1.1.92 “Transaction” means collectively, the transactions contemplated by this Agreement, including the purchase and sale of the Selected PUDs, the conduct of the Drilling Program and the activities associated therewith pursuant to the terms of this Agreement.
1.1.93 “Transaction Assets” is defined in the recitals.
1.1.94 “Transfer” is defined in Section 10.1.
1.1.95 “Transferring Party” is defined in Section 10.1.
1.1.96 “Vendor Penalties” means the actual and documented monetary costs, penalties, fees, surcharges or fines owed by PetroQuest to third-party service providers or vendors pursuant to contracts entered into by PetroQuest after the Effective Time (with the approval of WSGP, not to be unreasonably withheld, conditioned or delayed, but in any event WSGP shall communicate to PetroQuest its approval or disapproval within no more than two (2) Business Days of the proposal to enter into such contract) arising solely due to a non-consent election or elections made by WSGP pursuant to Section 4.5, provided, however, that the Parties shall have identified such contracts as qualifying for the Vendor Penalty prior to the execution of such contracts.
1.1.97 “Wire Account” is defined in Section 9.2.2.
1.1.98 “WSGP” is defined in the preamble.
1.1.99 “WSGP Indemnitees” is defined in Section 17.2.
1.1.100 “WSGP’s Carry” is defined in Section 4.3.
1.1.101 “WSGP’s Knowledge” means the actual knowledge of the current officers and directors of WSGP after reasonable inquiry within WSGP with respect to the matter in question.
ARTICLE II
SELECTED PUDS
2.1 Selected PUDs. On the Closing Date, WSGP shall pay to PetroQuest, via wire transfer in immediately available funds, the amount of Thirty-Five Million Dollars ($35,000,000), (the “PUD Purchase Price”) for the purchase of an undivided fifty percent (50%) of PetroQuest’s right, title and interest in and to the Selected PUDs. PetroQuest shall retain all Existing Wells (and all production therefrom) on the acreage attributable to each such Selected PUD, and each Selected PUD so purchased shall be understood to be limited only to such depths as such Selected PUD covers below the base of the Hartshorne Sand.
2.2 Assignment. Upon receipt of the PUD Purchase Price, PetroQuest shall deliver to WSGP a fully executed, recordable assignment (one for each applicable county), in the form attached hereto as Exhibit “D” (the “PUD Assignment”), conveying the interest described in Section 2.1 in and to the Selected PUDs. The Parties understand and agree that no PUD Assignment shall include any interest in and to any Existing Well. The delivery by PetroQuest of the PUD Assignment will transfer to WSGP an undivided fifty percent (50%) of PetroQuest’s right, title and interest in and to the oil and gas leasehold or mineral interest and associated net revenue interest comprising each Selected PUD.

ARTICLE III
REMAINING ASSETS
3.1 Purchase Price. In consideration for the right to participate in the Drilling Program and as partial consideration for the purchase of fifty percent (50%) of PetroQuest’s right, title and interest in and to the Remaining Assets, WSGP shall pay to PetroQuest a total of Fifty-Three Million Dollars ($53,000,000) (as described herein, the “Remaining Assets Purchase Price”), by wire transfer in immediately available funds subject to the conditions of and in the installments described in the following:
3.1.1 On the Closing Date, WSGP shall pay PetroQuest Twenty Five Million Dollars ($25,000,000) by wire transfer in immediately available funds;
3.1.2 On November 30, 2011, WSGP shall pay PetroQuest Fourteen Million Dollars ($14,000,000) by wire transfer in immediately available funds (the “Deferred RA Purchase Price”);
3.1.3 On the later to occur of November 30, 2011 or the date on which eighteen (18) wells drilled hereunder qualify as Qualifying Wells (provided, in either case, no Force Majeure Notice has been delivered by either Party indicating an Intervention has occurred prior to such date, in which event the obligations in this Section 3.1.3 shall be tolled for the duration of such Intervention) PetroQuest shall provide a report (the “Performance Report”) to WSGP identifying each Qualifying Well and specifying the aggregate amount of production for each such well. In the event the Performance Standards for such Qualifying Wells have been achieved as evidenced by the Performance Report, WSGP shall pay PetroQuest an additional Fourteen Million Dollars ($14,000,000) by wire transfer in immediately available funds as a “Performance Payment” within five (5) Business Days of receipt of the Performance Report. “Performance Standards” means the Average Production for all Qualifying Wells is at least (i) 423,000 Mcf for the first one hundred eighty (180) days of production and (ii) 57,000 Mcf for the last thirty (30) days of such one hundred eighty (180) day period. “Average Production” means the aggregate production for all of the Qualifying Wells for the relevant time period divided by the number of Qualifying Wells. In the event the Average Production for the Qualifying Wells included in the Performance Report does not meet the Performance Standards, PetroQuest shall be deemed not to have earned the Performance Payment, and the full amount of such Performance Payment shall be provisionally added to the Carried Amount as set forth in Section 4.3. Any such deferred Performance Payment amount added to the Carried Amount as set forth above shall be subject to a “Final Performance Report” as set forth in Section 3.1.4.

3.1.4 If PetroQuest fails to earn the Performance Payment pursuant to Section 3.1.3, on the later of (i) twelve (12) months from the commencement of Phase 2 or (ii) date on which eighteen (18) wells drilled qualify as Qualifying Wells, PetroQuest shall provide WSGP with a Final Performance Report identifying each well drilled within Phase 2 that qualifies as a Qualifying Well as of the date of the Final Performance Report (each a “Final Qualifying Well”), specifying the amount of production for each such well. In the event the Final Performance Report evidences that the Average Production for all such Final Qualifying Wells meets the Performance Standards, the Carried Amount shall be increased by an amount equal to the unpaid Performance Payment. In the event the Average Production from such Final Qualifying Wells does not meet the Performance Standards, PetroQuest shall be deemed not to have earned, and will not be entitled to, the Performance Payment.
3.2 Remaining Assets Assignment Further Conditioned. Notwithstanding the payment of the Remaining Assets Purchase Price pursuant to Section 3.1, the Parties agree and understand that WSGP’s participation in the Drilling Program and the payment of the applicable amount of WSGP’s Carry, as and when paid by WSGP, are required consideration for WSGP to earn assignments of interests in and to the Remaining Assets. Article IV sets forth the terms and conditions by which WSGP can earn its fifty percent (50%) share of PetroQuest’s right, title and interest in and to the Remaining Assets.
ARTICLE IV
DRILLING PROGRAM
4.1 Drilling Program. The Parties hereby agree, subject to Section 4.3 and 4.5 with respect to non-participation elections, to participate in the drilling and completion of wells within the AMI in the locations described and on the timetable set forth in the attached Exhibit “E”, as amended from time to time pursuant to the mutual agreement of the Parties (the “Drilling Program”). Exhibit “E” attached hereto represents the current best estimate and plan of development by the Parties as of the Execution Date, but shall be revised from time to time as set forth herein. PetroQuest shall serve as initial Operator under each JOA and shall execute its obligations as Operator consistent with the Drilling Program, this Agreement and the JOA. The Parties agree to meet at least once per calendar quarter to update, modify and supplement the Drilling Program, through mutual agreement, to efficiently and reasonably develop the lands within the AMI (each such meeting a “Quarterly Meeting”).
4.2 Operated by Others (“OBO”) Drilling Activity. The Parties acknowledge and agree that certain wells and leases within the AMI may be operated by third parties. The Drilling Program shall take into account OBO drilling activity and provide estimates for the amount of capital expenditures likely to be involved with participation in such OBO activities. Notwithstanding anything to the contrary herein, if WSGP elects to participate in an OBO well, WSGP’s Carry and the Carried Amount shall be applicable to OBO drilling activities with respect thereto. For the sake of clarity, WSGP shall be entitled to non-consent to OBO operations pursuant to the terms of the applicable Third Party JOA without regard to the limitations on non-consent elections set forth in Sections 4.5, however, WSGP shall not be obligated to pay any WSGP Carry with respect to OBO wells in which WSGP does not participate.

4.3 WSGP’s Carry. WSGP will carry PetroQuest (i.e., pay a share of the costs and expenses attributable to PetroQuest’s interest therein) in the Drilling Program for a total amount not to exceed One Hundred Forty-Six Million Six Hundred Thousand Dollars ($146,600,000) plus, if earned pursuant to Section 3.1.4, the Performance Payment (collectively the “Carried Amount”) to be applied as follows: (i) although the wells currently projected to be located on the Selected PUDs (“PUD Wells”) are a part of, and are included within the Drilling Program, all PUD Wells shall be drilled and completed on a heads-up, non-carried basis, and all costs and expenses attributable to such PUD Wells shall be excluded from the calculation of the Carried Amount; (ii) with respect to any development well drilled within a Selected PUD, other than the PUD Wells identified on Exhibits “C-1” and “C-2” (each such development well a “Development Well”), WSGP shall pay and be responsible for a 1.6:1 disproportionate share of all costs and expenses attributable to the drilling and completion for such Development Well, and all costs and expenses attributable to such Development Well shall be included in the calculation of the Carried Amount; (iii) with respect to each well (other than a PUD Well) drilled pursuant to the Drilling Program (each a “Program Well”), WSGP shall pay and be responsible for a 1.6:1 disproportionate share of all costs and expenses attributable to the drilling and completion for such Program Well (as described above, “WSGP’s Carry”). For purposes of this Agreement, and unless otherwise indicated, Development Wells are deemed to be Program Wells. For example, if, prior to execution of this Agreement, PetroQuest owned 100% of the leasehold working interest attributable to a proposed Program Well, WSGP would be responsible for eighty percent (80%), and PetroQuest would be responsible for twenty percent (20%), of the costs of drilling, completing and equipping such Program Well. WSGP’s Carry shall neither be paid nor applicable to any incremental charges in any individual PetroQuest operated well over the amount equal to 115% of the original AFE amount for drilling, completing and equipping such well. PetroQuest and WSGP shall bear and pay any such incremental charges on a proportionate 50%/50% non-promoted basis. This limitation on the applicability of WSGP’s Carry shall only be applied on an individual well basis, shall not apply to OBO wells, and shall in no way serve to diminish the then unpaid portion of the Carried Amount. Notwithstanding anything to the contrary herein, any amounts characterized as “Carry” pursuant to the Interim Leasing Agreement shall be credited against the Carried Amount at Closing and applied toward the Phase 1 Commitment. The Drilling Program shall be carried out in two (2) separate phases, each as described below:
4.3.1 Phase 1. The drilling schedule for the first phase of the Drilling Program (“Phase 1”) shall be a program for which PetroQuest’s estimate shall be delivered by PetroQuest to WSGP at Closing, and Phase 1 shall commence upon the Effective Time. Phase 1 shall expire at such time as WSGP has paid Fifty-Four Million Dollars ($54,000,000) of the Carried Amount (as calculated pursuant to Section 4.7) in the course of WSGP’s participation in the Drilling Program (the “Phase 1 Commitment”). At the point in time that PetroQuest estimates that sixty (60) days remain before WSGP has funded its Phase 1 Commitment, PetroQuest shall provide WSGP with a written proposal (the “Phase 2 Notice”) to enter into the second phase of the Drilling Program (“Phase 2”);

4.3.2 Phase 2. Within fifteen (15) days of receipt of the Phase 2 Notice, WSGP shall provide PetroQuest written notice of its election to either pursue Phase 2 or terminate this Agreement. Failure to respond within such period shall be deemed an election to terminate this Agreement pursuant to Section 14.2.2. If WSGP elects to pursue Phase 2, upon the full funding of WSGP’s Phase 1 Commitment, Phase 2 shall commence. Phase 2 shall be divided into six (6) month periods of time, the first of which commencing upon WSGP’s agreement to enter into Phase 2 (each such six (6) period a “6 Month Tranche”). PetroQuest shall submit to WSGP in writing subsequent to each Quarterly Meeting a subset of wells identified in the Drilling Program (as modified from time to time) to be drilled within the applicable 6 Month Tranche. At a minimum, the wells proposed by PetroQuest within any 6 Month Tranche shall include six (6) Program Wells and six (6) PUD Wells (collectively the “12 Well Minimum Content”). PetroQuest may propose wells in addition to the 12 Well Minimum Content in any given 6 Month Tranche, subject to the further provisions of this Section 4.3.2. WSGP shall have a minimum commitment to participate in at least nine (9) wells proposed by PetroQuest within a 6 Month Tranche (either Program Wells or PUD Wells) with at least six (6) of such wells being subject to the WSGP Carry (the “Minimum Commitment”). WSGP shall have the right to non-consent any wells proposed within a 6 Month Tranche above the Minimum Commitment, subject to Section 4.3.3 and the non-consent provisions set forth in Section 4.5, provided, however, that WSGP shall not be obligated to pay the WSGP Carry on any well beyond the Minimum Commitment in which WSGP elects to non-consent. Notwithstanding anything to the contrary in this Section 4.3.2, or in Section 4.3.4, in the event the Parties mutually agree to pursue fewer than twelve (12) wells in any given 6 Month Tranche, the 12 Well Minimum Content, and WSGP’s Minimum Commitment shall apply, on a proportionately reduced basis, to the number of wells agreed to be pursued in such 6 Month Tranche.
4.3.3 Tranche Election. WSGP shall advise PetroQuest in writing at least thirty (30) days prior to the commencement of succeeding 6 Month Tranche whether or not it elects to pursue the next 6 Month Tranche (each a “Tranche Election”). WSGP’s election described in Section 4.3.2 with respect to the Phase 2 Notice shall be deemed for all purposes herein a Tranche Election with respect to the first 6 Month Tranche in Phase 2. If WSGP elects to pursue such 6 Month Tranche, then all of the terms and conditions of Section 4.3.2 shall apply to the Parties with respect to wells proposed for such 6 Month Tranche. A failure to timely affirmatively elect to pursue an upcoming 6 Month Tranche shall suspend WSGP’s rights to further participation in this Agreement until the completion of such 6 Month Tranche. If within such 6 Month Tranche, (i) PetroQuest fails to drill and complete (or plug and abandon, if a dry hole) at least twelve (12) wells from the Drilling Program, then WSGP’s right to participate shall no longer be suspended, and WSGP shall be entitled to a Tranche Election with respect to the next succeeding 6 Month Tranche; or (ii) PetroQuest drills and completes (or plugs and abandons, if a dry hole) at least twelve (12) wells from the Drilling Program, then this Agreement shall terminate pursuant to the applicable provisions of Section 14.2. In the event of such a termination, this Agreement shall be deemed to have terminated upon the date on which the final well in which WSGP elected to participate in the previous 6 Month Tranche has been completed (or plugged and abandoned, if a dry hole).

4.3.4 Depletion of PUD Inventory. At that point in time when all PUD Wells have been drilled (or non-consented by WSGP) and there remains only Program Wells to be drilled hereunder, the 12 Well Minimum Content for any 6 Month Tranche thereafter shall be comprised of twelve (12) Program Wells. At such time, the Minimum Commitment shall be deemed to consist of nine (9) Program Wells in which WSGP must participate and at least twelve (12) Program Wells for which PetroQuest will receive the benefit of the WSGP Carry, until such time as the Carried Amount has been paid in full.
4.4 Participation Elections. Pursuant to the Drilling Program, and during each phase thereof, PetroQuest shall send WSGP an AFE for each well to be drilled hereunder detailing (i) the proposed location of the well along with the geological and geophysical justification for such location; (ii) the estimated drilling and completion costs for such well specifying WSGP’s share of such costs (either on a carried or heads-up basis, as applicable); (iii) the proposed Spud Date for such well; and (iv) customary title information and any other information reasonably material to WSGP’s decision whether or not to participate therein. WSGP shall have thirty (30) days from receipt of each AFE to elect, in writing to PetroQuest, to participate or not participate in the applicable well. For each Program Well or PUD Well in which WSGP elects to participate, PetroQuest shall send WSGP a cash call notice for WSGP’s proportionate share of the AFE cost for such well no earlier than fifteen (15) days prior to the estimated Spud Date for such well. WSGP shall pay the cash called amount for such well to PetroQuest within five (5) Business Days of receipt of the cash call notice, and shall thereafter be responsible, subject to Section 4.3, for its share of all costs and expenses for drilling, completing, equipping and producing such well (or plugging and abandoning, if a dry hole).
4.5 Non-Consent Elections.
4.5.1 For any well which is a Required Well, an election not to participate, or a failure to timely respond to such AFE, or a subsequent failure to pay WSGP’s share of such AFE costs (each of the foregoing a “Deemed Non-Consent”) shall result in forfeiture of all of WSGP’s right, title and interest in and to all lands that would be earned or preserved by such Required Well. In such event, the Required Well and the acreage earned or preserved thereby shall be excluded from the AMI, excluded from the Contract Area of the applicable JOA, and shall no longer be subject to the terms and conditions of this Agreement.
4.5.2 For any well which is a PUD Well, an election not to participate or a Deemed Non-Consent shall result in forfeiture of all of WSGP’s right, title and interest in and to the wellbore of such PUD Well.

4.5.3 For each Program Well (other than Required Wells) which is the initial well on an applicable Drilling Unit, an election not to participate or Deemed Non-Consent shall result in WSGP forfeiting any right to earn an interest in and to the Drilling Unit for such Program Well. In such event, such Program Well and its Drilling Unit shall be excluded from the AMI, excluded from the Contract Area of the applicable JOA, and shall no longer be subject to the terms and conditions of this Agreement.
4.5.4 Any subsequent wells on a given Drilling Unit in which WSGP has participated (including any Development Wells) shall be subject to the non-consent penalties prescribed in the applicable JOA.
4.5.5 Notwithstanding anything in this Section 4.5 to the contrary, any forfeiture by WSGP due to non-consent or Deemed Non-Consent shall only apply so long as the applicable well is commenced in good faith and drilled with due diligence within ninety (90) days of such non-consent or Deemed Non-Consent; with the effect being that if such well is not commenced within the ninety (90) day period, WSGP’s election to participate right shall be revived.
4.5.6 Subject to the terms and conditions set forth in Section 4.5, WSGP’s right to non-consent to operations under the Drilling Program during Phase 1 shall not extend beyond that point in time where WSGP’s non-consented operations account for greater than twenty five percent (25%) of WSGP’s working interest share (unpromoted) of the total capital expenditures associated with Phase 1 of the Drilling Program (the “25% Level”). WSGP shall not be obligated to pay the WSGP Carry on any well operation below the 25% Level. If WSGP further desires not to participate in additional well proposals in Phase 1 beyond the 25% Level as AFE’d by PetroQuest, then WSGP shall have the right to submit to PetroQuest, in writing, an alternate well proposal(s) within fifteen (15) days of receipt of the originally proposed well AFE. In the event PetroQuest agrees with such alternate well proposal(s) (such agreement not unreasonably withheld, conditioned or delayed), then such alternate well proposal shall be deemed in all respects a substitute for the original well for which it was proposed. In the event PetroQuest does not agree with such alternate well proposal(s) and timely spuds the original well as non-consented by WSGP, then WSGP shall be obligated to pay PetroQuest the portion of the Carried Amount attributable to such original well as if WSGP had originally elected to participate therein, to the extent such well exceeds the 25% Level. The foregoing limitation shall not apply to OBO well proposals included in Phase 1.
4.5.7 Subject to the terms and conditions in Sections 4.3.2, 4.3.3, 4.3.4 and the other provisions of Section 4.5, WSGP’s right to non-consent to operations in any well beyond the Minimum Commitment attributable to a particular 6 Month Tranche in Phase 2 shall only result in WSGP being subject to the forfeiture and payment provisions set forth in Sections 4.5.1, 4.5.2, 4.5.3 and 4.5.4, as applicable.

4.5.8 Subject to the terms and conditions in Section 4.3.4, at the time the Minimum Commitment in any 6 Month Tranche is comprised of only Program Wells, WSGP’s election to non-consent operations in each well (up to a maximum of three (3) Program Wells) above the minimum nine (9) wells in which WSGP must participate in a given 6 Month Tranche shall result in WSGP paying PetroQuest an amount equal to the carried portion of the costs of such well.
4.5.9 The Parties agree that in the event non-consent elections made by WSGP pursuant to its rights granted in this Section 4.5 result in PetroQuest (as Operator) being subject to Vendor Penalties, then WSGP shall remit to PetroQuest a cash payment in the amount of such Vendor Penalties within fifteen (15) days of receipt of an invoice documenting any such Vendor Penalties.
4.6 Interests Earned in Each Well by Drilling. For each Program Well (other than a Development Well or a subsequent well on a Drilling Unit previously assigned to WSGP (each such subsequent well an “Infill Well”) in which WSGP participates that is drilled and completed as a dry hole or a producer in the Drilling Program, WSGP will earn, effective as of the Spud Date for such Program Well, an undivided fifty percent (50%) of PetroQuest’s working interest and associated net revenue interest as of the Spud Date in and to the Program Well and the Drilling Unit for such well, the production and revenue attributable to such well, and all related equipment and other property associated therewith, and PetroQuest will retain fifty percent (50%) of its working interest and associated net revenue interest as of the Spud Date in each such well and its Drilling Unit, the production and revenue attributable to such well, and all related equipment and other property associated therewith. PetroQuest shall deliver to WSGP an assignment of the interests WSGP has earned in each such Program Well in accordance with Section 5.1. Each assignment earned by WSGP shall be made subject to this Agreement.
4.7 Applicability of WSGP’s Carry. Subject to Section 4.3, and WSGP’s non-consent elections, WSGP’s Carry shall apply to any and all costs and expenses, including overhead under the JOA, attributable to the drilling, completion, sidetracking, deepening, reworking, recompletion or repair of any Program Well, including the construction of gathering, treating and processing facilities exclusively servicing production from such Program Well until such time as the carried portion of all such costs and expenses actually paid by WSGP equals the Carried Amount. WSGP’s Carry shall not apply to any leasehold or mineral interest acquisitions within the AMI pursuant to Article XI, nor any costs to acquire seismic data in and to any portion of the AMI, all such costs and expenses being on a heads-up, non-carried 50%/50% basis, subject to Section 11.3 with respect to administrative overhead, and further subject to each Party’s election to participate or not participate in any such acquisition. PetroQuest shall furnish statements to WSGP, in form and substance reasonably acceptable to WSGP, on or before the 20th day following the end of each calendar quarter (March 31, June 30, September 30 and December 31) detailing the amount paid and applied against the Carried Amount by WSGP from the prior quarter, the aggregate amount paid and applied against the Carried Amount by WSGP as of the end of such prior quarter and the amount remaining to be paid toward the Carried Amount. PetroQuest shall send written notice to WSGP within thirty (30) days of the date that WSGP has paid the entire Carried Amount. From and after the date on which such Carried Amount has been paid, all costs and expenses attributable or related to existing Program Wells, and any subsequent Program Wells shall be on a heads-up, non-carried 50%/50% basis.

ARTICLE V
ASSIGNMENTS TO WSGP
5.1 Program Well Assignments. No later than five (5) Business Days following the Spud Date for each Program Well (other than a Development Well or a subsequent well upon a Drilling Unit previously assigned to WSGP) in which WSGP participates, subject to PetroQuest’s receipt of WSGP’s share of costs for such Program Well, PetroQuest shall prepare, execute and deliver to WSGP an assignment, in the form attached hereto as Exhibit “F” of an undivided 50% of PetroQuest’s right, title and interest in and to such Program Well and the Drilling Unit attributable thereto, with a like interest in and to the production and revenue attributable to such well, and all related equipment and other property associated therewith (a “Program Well Assignment”).
5.2 Early Termination. Upon Early Termination, PetroQuest shall prepare and deliver to WSGP the assignments required to be delivered pursuant to Section 14.3, subject to the terms of Article XIV.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties of PetroQuest. As of the Closing Date, PetroQuest represents and warrants to WSGP as follows:
6.1.1 PetroQuest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly licensed and qualified to do business as a limited liability company and is in good standing in all jurisdictions in which such qualification is required under Applicable Law;
6.1.2 PetroQuest has all requisite power and authority to carry on its businesses as presently conducted;
6.1.3 PetroQuest has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to perform PetroQuest’s obligations contemplated hereunder and thereunder, and the consummation of the Transaction and the other agreements contemplated hereby will not violate or be in conflict with any provisions of PetroQuest’s organizational documents or other governing documents, or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to PetroQuest;
6.1.4 the execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of PetroQuest, and this Agreement and the other agreements contemplated hereby will constitute the valid, legal and binding obligation of PetroQuest, enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

6.1.5 there are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of PetroQuest, threatened against PetroQuest; and PetroQuest is able to pay its debts as such debts become due, and it has sufficient capital to carry on its respective present businesses and transactions and all businesses and transactions in which it is about to engage. PetroQuest (i) is not bankrupt or insolvent, (ii) has not made an assignment for the benefit of its creditors which not be remedied by the release to be delivered by PetroQuest at Closing, (iii) has not had a trustee or receiver appointed, (iv) has not had any bankruptcy, reorganization or insolvency proceedings instituted by or against it, or (v) shall not be rendered insolvent by its execution, delivery or performance of this Agreement;
6.1.6 there is no written claim for breach of contract, tort or violation of Applicable Law or investigation of which PetroQuest has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative, or arbitration proceedings, (in each case) pending, or to PetroQuest’s Knowledge, threatened in writing against PetroQuest, or to which PetroQuest is a party, that would have a Material Adverse Effect upon the ability of PetroQuest to consummate the transactions contemplated by this Agreement;
6.1.7 the materials furnished to WSGP, contained in PetroQuest’s virtual data room, the responses to due diligence inquiries and all other documents, agreements and Schedules furnished or made available to WSGP prior to the date of this Agreement, by or on behalf of PetroQuest, were collected, prepared and provided, as the case may be, in good faith and, to PetroQuest’s Knowledge, the documents provided or made available to WSGP or its representatives (i) were authentic and complete copies of such documents, inclusive of all amendments and modifications, to the extent that PetroQuest possessed complete copies thereof and to the extent PetroQuest was legally authorized to provide complete copies giving effect to any applicable contractual restraints on disclosure or legal privilege, (ii) did not contain any untrue or incorrect statement of material fact, or omit to state any fact necessary to make the information therein not misleading, provided that many of such materials are based upon and contain projections, estimates and subjective interpretations, the accuracy and completeness of which are expressly disclaimed in Section 6.1.18, and (iii) other than the Current Unrecorded Commitments as described on the attached Schedule 1, and the Transaction Assets described on the attached Exhibit “A”, PetroQuest is unaware of any undisclosed, unrecorded agreement that burdens the interests to be acquired by WSGP under this Agreement;

6.1.8 PetroQuest has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which WSGP shall have any responsibility whatsoever;
6.1.9 To PetroQuest’s Knowledge, PetroQuest has all governmental licenses, authorizations, consents and approvals required for the ownership of the Transaction Assets, and PetroQuest has complied with all applicable rules, regulations, and ordinances of any governmental authority having jurisdiction over the Transaction Assets and as to which noncompliance would have a Material Adverse Effect on any of the Transaction Assets. For purposes of this Agreement, “Material Adverse Effect” means the cumulative effect of facts, actions, or events relating to the Transaction Assets which, taken as a whole, would deprive WSGP of the right to receive the benefit of the bargain contemplated by this Agreement as to any Transaction Asset;
6.1.10 PetroQuest is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a “take-or-pay” clause or under any production payment, forward sale, deferred production, or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Transaction Assets at some future time without receiving full payment therefor at the time of delivery;
6.1.11 To PetroQuest’s Knowledge, there are no Imbalances between PetroQuest and any third party with respect to the Transaction Assets. The term “Imbalance” means any imbalance at the wellhead or pipeline between the amount of natural gas or other hydrocarbons produced from a well to which PetroQuest was entitled and the amount of production which PetroQuest was actually allocated for sale purposes, together with any appurtenant rights and obligations concerning future in-kind or cash balancing at the wellhead, or pipeline, as the case may be;
6.1.12 Except as reflected in Section 10.6 and on Schedule 10.4, there are no commodity swap, hedging or similar agreements which provide for physical delivery or financial sales of hydrocarbons during future periods following the Execution Date for which WSGP shall have any obligations following the Closing;
6.1.13 to PetroQuest’s Knowledge: (i) all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct the operation of the Transaction Assets in compliance with all Applicable Laws have been obtained; and the operator of the Transaction Assets is in compliance with all such permits, licenses, approvals and consents; (ii) neither PetroQuest nor any third party operator of any of the Transaction Assets has received any notices of violation or orders for remediation for any Environmental Matter with respect to the Transaction Assets that have not been remediated or otherwise brought into compliance;

6.1.14 with respect to the Transaction Assets and to PetroQuest’s Knowledge, except as would not be reasonably expected to have a Material Adverse Effect: (i) each of the oil and gas leases subject to the terms of this Agreement (the “Leases”) is in full force and effect; (ii) PetroQuest has not, by its act or omission, caused the breach or default, nor has there occurred any event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a breach or default by PetroQuest with respect to any of its obligations under any Lease; (iii) no lessor under any Lease has given or threatened to give notice to PetroQuest of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any provisions thereof; and (iv ) except as set forth on Schedule 6.1.15, PetroQuest does not own any real property in fee that affect the Transaction Assets;
6.1.15 with respect to the contracts which affect the Transaction Assets, to PetroQuest’s Knowledge, and except as would not reasonably be expected to have a Material Adverse Effect: (i) all such contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) PetroQuest is not in breach or default, nor has there occurred any event, fact or circumstance that, with the lapse of time or giving of notice or both, would constitute such a breach or default by PetroQuest with respect to any of its material obligations under any contract; (iii) no other party to any contract has given or threatened to give notice to PetroQuest of any action to terminate, cancel, rescind, or procure a judicial reformation of any contract or any provision thereof; and (iv) to the extent affecting the Selected PUDS, the contracts do not contain any obligations to drill additional wells or to engage in other development operations, except for obligations arising under provisions of operating agreements that allow the parties thereto to elect whether or not they will participate in such operations and except for obligations under the terms of the Leases which require drilling or development operations to maintain a lease in force beyond its primary term;
6.1.16 EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND THE SPECIAL OR LIMITED BY, THROUGH AND UNDER WARRANTY OF TITLE TO BE CONTAINED IN THE PUD ASSIGNMENT AND THE OTHER ASSIGNMENTS TO BE DELIVERED PURSUANT HERETO, PETROQUEST MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE TO ANY OF THE TRANSACTION ASSETS, AND ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

6.1.17 EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PETROQUEST MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE TRANSACTION ASSETS, AND ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
6.1.18 EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PETROQUEST MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATION RELATING TO THE TRANSACTION ASSETS, (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE TRANSACTION ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE TRANSACTION ASSETS OR FUTURE REVENUES GENERATED BY THE TRANSACTION ASSETS (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF ANY OF THE TRANSACTION ASSETS, OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO OR COMMUNICATED TO WSGP OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE TRANSACTION ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT AS SET FORTH IN THIS ARTICLE VI, WSGP SHALL BE DEEMED TO BE OBTAINING THE TRANSACTION ASSETS, AS AND WHEN PURCHASED OR EARNED PURSUANT TO THE TERMS HEREOF, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT WSGP HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS WSGP DEEMS APPROPRIATE.
6.2 Representations and Warranties of WSGP. As of the Closing Date, WSGP represents and warrants to PetroQuest as follows:
6.2.1 WSGP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed and qualified to do business as a limited liability company and is in good standing in all jurisdictions in which such qualification is required under Applicable Law;

6.2.2 WSGP has all requisite power and authority to carry on its businesses as presently conducted and is duly qualified with all appropriate Governmental Authorities to own the interests to be purchased or earned pursuant to this Agreement in the State of Oklahoma;
6.2.3 WSGP has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to perform WSGP’s obligations contemplated hereunder and thereunder, and the consummation of the Transaction and the other agreements contemplated hereby will not violate or be in conflict with any provisions of WSGP’s organizational documents or other governing documents, or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to WSGP;
6.2.4 the execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of WSGP, and this Agreement and the other agreements contemplated hereby will constitute the valid, legal and binding obligation of WSGP, enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;
6.2.5 there are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to NGEP’s Knowledge, threatened against WSGP; and WSGP is able to pay its debts as such debts become due, and it has sufficient capital to carry on its respective present businesses and transactions and all businesses and transactions in which it is about to engage. WSGP (i) is not bankrupt or insolvent, (ii) has not made an assignment for the benefit of its creditors, (iii) has not had a trustee or receiver appointed, (iv) has not had any bankruptcy, reorganization or insolvency proceedings instituted by or against it, or (v) shall not be rendered insolvent by its execution, delivery or performance of this Agreement;
6.2.6 there is no written claim for breach of contract, tort or violation of Applicable Law or investigation of which WSGP has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative, or arbitration proceedings, (in each case) pending, or to WSGP’s Knowledge, threatened in writing against WSGP, or to which WSGP is a party, that would have a Material Adverse Effect upon the ability of WSGP to consummate the transactions contemplated by this Agreement; and,
6.2.7 WSGP (directly or through its Affiliates and advisors) is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation of transactions such as that contemplated hereunder. WSGP (directly or through its Affiliates) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE VII
PRE-CLOSING COVENANTS
7.1 Conduct of Business. PetroQuest agrees that from and after the date hereof until the Closing Date, PetroQuest will:
7.1.1 give written notice to WSGP as soon as is practicable (but within five (5) Business Days) of any written notice received or given by PetroQuest or any of PetroQuest’s Affiliates with respect to (i) any alleged material breach of any Lease, (ii) any action to alter, terminate, rescind or procure a judicial reformation of any Lease or (iii) notice in writing of any new claim for damages or any new investigation, suit, action or litigation with respect to the Transaction Assets;
7.1.2 not transfer, sell, mortgage, pledge, encumber or dispose of any portion of the Transaction Assets except in the ordinary course of business and as would not have a Material Adverse Effect;
7.1.3 not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Drilling Program or the Transaction Assets;
7.1.4 not, directly or indirectly, or through an owner, employee, representative, its Affiliates or by or through the use of any other conduit, offer to participate in the Drilling Program with, or sell, pledge or transfer the Transactions Assets to, a third party, or request, solicit or otherwise encourage inquiries, proposals or offers from anyone but WSGP or its Affiliates.
7.1.5 maintain insurance coverage with respect to any operations conducted upon the Transaction Assets in the amounts and types PetroQuest currently has in force;
7.1.6 use commercially reasonable efforts to maintain in full force and effect all rights with respect to the Drilling Program and the Transaction Assets.

7.2 Notifications. If either PetroQuest or WSGP obtains actual knowledge that the other Party apparently has breached a representation, warranty, covenant or other agreement under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. If any of PetroQuest’s or WSGP’s representations or warranties is untrue, or PetroQuest’s or WSGP’s covenants or agreements have not been performed or observed, but such breach or failure is cured to the reasonable satisfaction of the other Party by Closing (or, if Closing does not occur, by the earlier termination of this Agreement pursuant to Section 14.1), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement. Due to the fact that certain of PetroQuest’s representations and warranties hereunder may be rendered untrue due to circumstances occurring after the Execution Date, PetroQuest shall promptly notify WSGP of any occurrences prior to Closing that would render any of its representations or warranties in Sections 6.1.6 through 6.1.15 untrue, and update any applicable Schedules to account for any such occurrences. No such changes or occurrences, to the extent disclosed by PetroQuest pursuant to this Section 7.2 shall be deemed to give rise to a breach of the applicable representations or warranties for which damages or equitable remedies may be sought, provided, however, WSGP shall have the right, but not the obligation, to terminate this Agreement, such termination being WSGP’s sole and exclusive remedy.
7.3 Access. From and after the date hereof and up to and including the Closing (or earlier termination of this Agreement pursuant to Section 14.1), PetroQuest shall afford to WSGP and its Representatives full access, during normal business hours, to all records and other documents in PetroQuest’s possession relating to the Drilling Program or the Transaction Assets subject however to any applicable contractual restraints on disclosure or any applicable legal privilege. PetroQuest shall also make available to WSGP and WSGP’s Representatives, upon reasonable notice during normal business hours, PetroQuest’s personnel knowledgeable with respect to the Drilling Program or the Transaction Assets. WSGP shall coordinate its access rights and physical inspections of the Transaction Assets with PetroQuest to reasonably minimize any inconvenience to or interruption of the conduct of business by PetroQuest.
ARTICLE VIII
CONDITIONS TO CLOSING
The obligations of PetroQuest and WSGP to consummate the transactions provided for herein are subject, at the option of PetroQuest or WSGP (as appropriate), to the fulfillment on or prior to the Closing Date of each of the following conditions:
8.1 Representations. The representations and warranties of PetroQuest or WSGP (as appropriate) set forth in Section 6.1 and Section 6.2 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.
8.2 Performance. PetroQuest or WSGP (as appropriate) shall have performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by PetroQuest or WSGP (as appropriate) is required prior to or at the Closing.
8.3 No Legal Proceedings. No suit, action, or other proceeding instituted by a third party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Consent and Waivers. All consents and approvals required from Governmental Authorities for the consummation of the transactions contemplated by this Agreement shall have been granted. The board approvals described in Section 18.20 shall have been granted and each Party shall have affirmatively notified the other of such approval.
8.5 Closing Deliverables. PetroQuest or WSGP (as appropriate) shall have delivered (or be ready, willing and able to deliver at Closing) to the appropriate Party the documents and other items required to be delivered pursuant to Section 9.2.
8.6 No Material Event. No Material Event with respect to PetroQuest or its Affiliates or WSGP or its Affiliates (as appropriate) shall have occurred and be continuing and no material default by PetroQuest or WSGP (as appropriate) under this Agreement shall have occurred and be continuing.
ARTICLE IX
CLOSING
9.1 Closing Date. The closing of the Transaction (the “Closing”) shall occur on May 24, 2010, or on such other date as WSGP and PetroQuest may agree upon in writing.
9.2 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
9.2.1 Memorandum of Agreement. At the Closing, each of the Parties shall execute, acknowledge and deliver multiple counterparts of a Memorandum of Agreement (the “Memorandum of Agreement”) in the form attached hereto as Exhibit “H” describing the Transaction Assets, giving public notice of the existence of this Agreement between PetroQuest and WSGP with respect to the Transaction Assets and that PetroQuest holds record title in and to certain interests therein for the sole benefit of WSGP subject to the terms of this Agreement. Promptly, but in any event no later than three (3) Business Days following execution of the Memorandum of Agreement, PetroQuest shall record counterparts of such agreement in the appropriate real property, oil and gas, or other official public records of each county in which Transaction Assets are located.
9.2.2 Payment of PUD Purchase Price. WSGP will pay PetroQuest the Thirty-Five Million Dollar ($35,000,000) PUD Purchase Price by wire transfer in immediately available funds, to the following account (the “Wire Account”):

Bank:	JPMorgan Chase, NA

Account Name:	PetroQuest Energy LLC Operating Account

Account Number:	644369134

9.2.3 Installment Payment of Remaining Assets Purchase Price. WSGP will additionally pay PetroQuest Twenty Five Million Dollars ($25,000,000) by wire transfer in immediately available funds, to the Wire Account pursuant to Section 3.1.1.
9.2.4 PUD Assignment. PetroQuest shall execute, notarize and deliver the PUD Assignment required pursuant to Section 2.2 hereof.
9.2.5 Phase 1 Drilling Program. PetroQuest shall deliver its estimated drilling schedule for Phase 1 of the Drilling Program to WSGP.
9.2.6 Mortgage Release. PetroQuest shall deliver to WSGP executed releases of the mortgages burdening PetroQuest’s interests in and to the Selected PUDs.
9.2.7 Letter Agreements. The Letter Agreements shall have been executed and delivered in a form satisfactory to each Party.
9.2.8 Board Approvals. PetroQuest shall deliver to WSGP an executed certificate from the secretary of PetroQuest Energy, Inc. certifying that the Board of Directors of PetroQuest has approved the Transaction as contemplated by this Agreement. WSGP shall deliver to PetroQuest an executed certificate from the secretary of FPL Group, Inc. certifying that the Board of Directors of FPL Group, Inc. has approved the Transaction as contemplated by this Agreement.
ARTICLE X
POST CLOSING COVENANTS
10.1 Restrictions on Transfer. The identity, capabilities and creditworthiness of each Party to this Agreement are of critical importance to the other Party. Therefore, a Party (the “Transferring Party”) may only effect an assignment, transfer, grant, mortgage, pledge, hypothecation or other conveyance (collectively a “Transfer”) of (i) any portion of its interest in and to any of the jointly owned interests of the Parties within the AMI, or (ii) any of its rights or obligations under this Agreement to a third party (the “Prospective Transferee”) without the prior written consent of the other Party (the “Non-transferring Party”) if:
10.1.1 In the Transfer from the Transferring Party to the Prospective Transferee, the Transferring Party remains wholly responsible to the Non-transferring Party for all of the obligations of the Transferring Party under this Agreement;

10.1.2 The Transfer involves: (i) primarily the grant of a mortgage or security interest in all or substantially all of the Party’s oil and gas assets to such Party’s Lender to secure its corporate credit; (ii) is a an assignment of this Agreement or any rights acquired or held hereunder by either Party to any Lender as collateral security for obligations under the financing documents entered into with such Lender; or (iii) with respect to a Transfer by WSGP pursuant to the foregoing, is an assignment by the Lenders to a third party after the Lenders have exercised their foreclosure rights with respect to this Agreement or the interests acquired by WSGP hereunder. If such Transfer is as described in (ii) above, the Non-transferring Party shall, upon request by the Transferring Party and at the Transferring Party’s sole expense, cooperate reasonably to execute or arrange for the delivery of those normal, reasonable and customary certificates, consents and opinions (all in forms reasonably acceptable to the Non-transferring Party and including assumptions, caveats and exclusions typical for such documents or necessary for the accuracy or delivery thereof) as may be necessary to assist the Transferring Party in consummating the applicable financing;
10.1.3 The Transfer involves only the sale of undivided interests in and to wellbores (including ancillary rights in and to equipment, easements and the production and revenue attributable thereto) owned in record title by the Transferring Party at the time of the Transfer;
10.1.4 The Transfer is a mortgage, pledge, security interest, dedication or other encumbrance which is associated with any operating agreement, gas sales agreement or other agreement executed in the ordinary course of exploration, development and production which is not otherwise restricted by this Agreement;
10.1.5 The Prospective Transferee is an Affiliate of the Transferring Party and such Prospective Transferee expressly assumes in a writing reasonably satisfactory to the Non-transferring Party all (or, in the case of a partial transfer, its proportionate share) of the Transferring Party’s obligations under this Agreement.
Otherwise, during the term of this Agreement, neither Party shall effect a Transfer without first obtaining the written consent of the Non-transferring Party, which consent may not be unreasonably withheld, conditioned or delayed. Any Transfer in violation of this provision or Section 10.2 below shall be null and void ab initio.
10.2 Permitted Transfers. Any permitted Transfer by either Party to this Agreement, or any of their successors and assigns, shall be made expressly subject to this Agreement. Notwithstanding the provisions of Section 4.6 of this Agreement, prior to any permitted Transfer by PetroQuest which is in recordable form, PetroQuest shall prepare, execute and deliver to WSGP an assignment of all interests earned by WSGP under this Agreement for which WSGP has not received an assignment.
10.3 Burdens Created by PetroQuest. Without the prior written consent of WSGP, PetroQuest shall not enter into any agreements, commitments, contracts or other contractual obligations that would burden, encumber or otherwise affect any interest in the Transaction Assets earned or that may be earned by WSGP pursuant to this Agreement.

10.4 Additional Gathering System. The PUD Assignment and each Program Well Assignment shall include an assignment to WSGP of an undivided fifty percent (50%) interest in and to those rights, if any, of PetroQuest as of the effective time of each such assignment under the oil, gas and mineral leases comprising the applicable assigned leasehold interest to use the surface and subsurface of the lands covered thereby to construct a gathering system, subject to (i) the Existing Gas Gathering Agreements as set forth in Schedule 10.4, and (ii) all the terms and conditions contained in each conveyed lease that may apply to or restrict the construction of such gathering system(s). Subject to such limitations, either Party may propose the construction of a gathering system and related equipment on the jointly owned acreage within the AMI by giving the other Party written notice specifying the proposed location and estimated cost of such gathering system, together with such other information as reasonably necessary for a Party to make its election. The Party receiving the notice shall have thirty (30) days after receipt of the notice within which to notify the Party wishing to construct the gathering system and related equipment whether it elects to participate in the cost thereof. In the event PetroQuest elects to participate, PetroQuest shall install and operate the system. If WSGP and PetroQuest both elect to participate in the construction of the proposed gathering system and related equipment, their respective ownership interests therein shall be fifty percent (50%) each, with each Party being responsible only for its proportionate, non-carried share of the costs and expenses of design, construction, installation and operation of such system. Failure to respond within the above described thirty (30) day period shall be deemed an election not to participate in the construction of the proposed gathering system. The proposing Party may proceed with the construction of the proposed gathering system at its own cost and expense following the above described thirty (30) day period if the non-proposing Party has elected or been deemed to have elected not to participate therein, and, in such event, the proposing Party shall own one hundred percent (100%) of the ownership interest in such gathering system.
10.5 Cooperation. From and after Closing, WSGP shall support and cooperate with PetroQuest and execute, upon request, all required filings, applications and permits required by any Governmental Authority or other instruments reasonably necessary for the formation of or otherwise related to any voluntary or involuntary units initiated by PetroQuest with respect to any of the Transaction Assets or other jointly owned acreage, including supporting PetroQuest as Operator in any application in which PetroQuest seeks operatorship.
10.6 Existing Gas Purchase Contracts. PetroQuest has previously entered into the following gas contracts (hereinafter collectively referred to as the “Existing Gas Purchase Contracts”):
a.	Base Contract for Sale and Purchase of Natural Gas with Laclede Energy Resources, Inc. as of September 20, 2007 — Transaction Confirmation dated September 20, 2007.
b.	Base Contract for Sale and Purchase of Natural Gas with Laclede Energy Resources, Inc. as of September 20, 2007 — Transaction Confirmation dated September 30, 2008.
c.	Clarification of Transaction Confirmation effective November 1, 2008.

Some or all of the gas produced from the Selected PUDs and the Remaining Assets is currently required to be delivered under the Existing Gas Purchase Contracts. WSGP and PetroQuest agree work together to minimize the amount of Gas that WSGP will be required to deliver under the Existing Gas Purchase Contracts such that WSGP will be able to market as much of its own gas as possible without breaching the Existing Gas Purchase Contracts. In furtherance of this agreement, the Parties agree as follows:
10.6.1 Upon the execution of this Agreement, WSGP and PetroQuest shall work together to develop nomination procedures under the Existing Gas Purchase Contracts to reflect the Parties’ intent that the amount of gas that WSGP will be required to deliver under such contracts will be minimized. In general, the nomination procedures should provide for the following result:
10.6.1.1
If PetroQuest’s portion of gas volumes produced by the jointly owned acreage within the AMI (the “PetroQuest Production”) is equal to or greater than the MaxDQ (as such term is defined in the applicable Existing Gas Purchase Contract), then PetroQuest would nominate the MaxDQ to the purchaser (“Laclede”) and the remainder to a mutually agreed upon counterparty(ies). For the avoidance of doubt, the PetroQuest Production shall consist not only of gas produced on acreage dedicated under the Existing Gas Purchase Contracts, but gas produced from wells drilled in the future on acreage not dedicated under the Existing Gas Purchase Contracts, but limited to gas produced from the Woodford formation. PetroQuest Production shall not include gas produced from any formation or common source of supply other than the Woodford, nor shall it include, existing Woodford production from wells (whether or not operated by PetroQuest) existing as of the date of this Agreement, but situated on acreage not dedicated under the Existing Gas Purchase Contracts. In the event that the portion of the PetroQuest Production produced on acreage dedicated under the Existing Gas Purchase Contracts is less than the MaxDQ, but the remaining PetroQuest Production equals or exceeds the MaxDQ, then PetroQuest shall financially allocate such production, as necessary, in order to the fulfill its obligations under the Existing Gas Purchase Contracts.

10.6.1.2
If the PetroQuest Production is less than the MaxDQ, PetroQuest would nominate all of its gas to Laclede such volumes of WSGP’s gas from acreage dedicated under the Existing Gas Purchase Contracts as is needed to satisfy the Max DQ (i.e.,; up to WSGP’s total production); the remainder of WSGP’s production, if any, being nominated to a mutually agreed upon counterparty(ies).

10.6.1.3	The Parties recognize that gas production volumes will vary on a day to day basis and the nomination procedures will need to address such production variances.
10.7 Assumption. With respect to any interests conveyed to WSGP pursuant to this Agreement, WSGP shall be responsible for and hereby expressly assumes its proportionate share of plugging and abandonment liability and, subject to the indemnities provided in Article XVII, all Environmental Matters arising with respect to the interests assigned to WSGP by PetroQuest pursuant to this Agreement.
ARTICLE XI
AMI
11.1 Area of Mutual Interest. An AMI is hereby established as to those lands described on Exhibit “B” for a term of eight (8) years from the Closing Date. In the event either Party, or its Affiliate(s), acquires, either directly or indirectly, from a third party an interest in minerals, royalties, oil and gas leasehold or an option to acquire such interest, or contractual rights to earn such interest (hereinafter referred to as an “Acquired Interest”), including any renewals, extensions or replacement leases for any of the leases included in the Transaction Assets or previous Acquired Interests, which is obtained or earned by purchase, deed, assignment, option, extension, renewal, farmin, acreage contribution or other agreement covering lands situated in whole or in part within the AMI, the acquiring Party shall promptly notify the non-acquiring Party of such Acquired Interest and shall attach a copy of the instrument evidencing same, together with all title materials in its possession and an itemized statement of the acquisition costs attributable to each such Acquired Interest. Such acquisition costs shall exclude any overhead, financing or other internal costs incurred by the acquiring party. The non-acquiring Party shall have the option to participate for its proportionate share of the Acquired Interest, by notifying the acquiring Party of its election in writing within thirty (30) days of receipt of the election notice. The acquiring Party shall deliver an assignment of the non-acquiring Party’s proportionate share of the Acquired Interest in recordable form, in substantially the same form as the PUD Assignment, to the non-acquiring Party which has elected to participate in the acquisition of such an Acquired Interest upon receipt of such non-acquiring Party’s proportionate working interest share of the acquisition costs for such Acquired Interest.
11.1.1 In the event the non-acquiring Party elects not to participate in the Acquired Interest, the Acquired Interest shall not be subject to this Agreement, and the land covered thereby shall be excluded from the AMI and excluded from the Contract Area of the JOA.

11.1.2 Regardless of which Party acquires or elects to participate in the acquisition of any Acquired Interest, the Parties understand and agree that all such Acquired Interests shall be burdened by the landowner’s royalty and any other lease burdens of record as of the date of acquisition. The acquiring Party shall not grant any overriding royalties, production payments or otherwise create any additional lease burdens or encumbrances upon the Acquired Interest prior to assignment to the other Party.
11.2 Lease Acquisition Procedures. Until the entire Carried Amount has been paid by WSGP pursuant to Section 4.3, PetroQuest shall be the only party to this Agreement or the Operating Agreement authorized to acquire any oil, gas or mineral lease(s) or any interest(s) in any oil, gas or mineral estate(s) within the AMI, and PetroQuest shall be responsible, pursuant to the Operating Agreement for the payment of delay rentals, shut-in well payments, minimum royalties and such other lease costs as may become due and payable (collectively “Lease Maintenance”).
11.3 Administrative Overhead. From and after the Closing Date, PetroQuest shall provide statements to WSGP on or before the fifteenth (15th) day of the month following each calendar quarter detailing the total amount of all joint expenditures made by the Parties in the prior calendar quarter attributable to new leasehold acquisitions and any acquisitions of seismic data within the AMI (“Joint Expenditures”). Within fifteen (15) days of receipt of the foregoing statement, WSGP shall pay to PetroQuest, by wire transfer in immediately available funds to the Wire Account an administrative fee equal to eight percent (8%) of the WSGP’s working interest share of the Joint Expenditures detailed in such statement (the “Administrative Fee”). The Administrative Fee is in addition to any COPAS overhead charges provided for in the Operating Agreement.
ARTICLE XII
OPERATIONS
12.1 Operating Agreement. Any Operating Agreement to be entered into by the Parties hereunder for which PetroQuest shall serve as initial Operator shall be in substantially the form attached hereto as Exhibit “G”, the terms and conditions of which are incorporated by reference herein and effective as among the Parties. The Contract Area for each Operating Agreement shall be the applicable Drilling Unit within the AMI. The Parties shall execute a separate Operating Agreement for each Drilling Unit prior to the Spud Date for any Program Well (which is an initial well) drilled hereunder. All drilling, completion and other well operations contemplated by this Agreement shall be carried out pursuant to, and subject to the terms and conditions of the Operating Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions set forth in the Operating Agreement, this Agreement shall control.
12.2 Overhead. Operating overhead for PetroQuest operated wells will be as set forth on Exhibit “C” to the Operating Agreement. All overhead shall be subject to COPAS escalation.

12.3 Third Party Working Interest Owners. Unless the Parties otherwise agree, if a third party working interest owner in any new well that is proposed to be drilled under the Agreement elects not to participate in such well, PetroQuest and WSGP will proportionately share such non-consenting working interest based upon each Party’s working interest in such well. If there is a separate operating agreement in effect between any third party working interest owner(s) and PetroQuest as of the Closing Date with respect to any of the Transaction Assets (a “Third-Party JOA”), then the Parties will exercise reasonable diligence in consultation with one another to attempt to cause any such third party to agree to join in the form of Operating Agreement attached hereto as Exhibit “G” with respect to the leases and lands covered by the Third-Party JOA. If, however, the third party fails to join in such Operating Agreement, then the Third-Party JOA shall govern as between PetroQuest or WSGP, on the one hand, and each such third party thereto, on the other hand; provided, however, that as between WSGP and PetroQuest, the Operating Agreement shall govern to the extent possible after PetroQuest and WSGP have complied with the terms of the Third-Party JOA as relates to the third party. PetroQuest shall promptly provide WSGP with any proposals, notices or other information received from any third party pursuant to any applicable Third-Party JOA to provide WSGP as much time is as practicable in which to make any elections or notify PetroQuest of any decisions relating to such third party proposals, notices or other information.
12.4 Commingling of Production. All or any portion of production from or attributable to the jointly owned acreage of the Parties within the AMI may be commingled in common tank batteries. If there is an objection to commingling of production from a particular well that is not resolved by mutual agreement of the Parties, the objecting Party shall, at its sole cost and expense, set its own tank battery and metering equipment for such well.
12.5 Amendment of Exhibit “A” to Operating Agreement. If the interest in any well or lease within the Contract Area of any Operating Agreement hereunder shall, as the result of a Party electing not to participate for any portion or all of such Party’s interest in any well, be different from the interest reflected in the then-existing Exhibit “A” to the Operating Agreement, the Parties, upon and contemporaneously with the assignment of interest by the non-participating Party to the participating Party, shall prepare and execute an additional and separate Exhibit “A” for such well(s) or lease(s) that shall reflect the correct interest of the Parties therein, and as to that well and the applicable proration unit or lease, the Operating Agreement shall apply separately to the same extent as if a separate Operating Agreement had been entered into.
12.6 Gas Marketing Agreement. Subject to the Parties’ obligations under the Existing Gas Purchase Contracts, the Parties shall work together to enter into an agreement(s) pursuant to which the Parties shall market their respective shares of production from the jointly owned acreage of the Parties within the AMI to a mutually agreeable counterparty.

ARTICLE XIII
FORCE MAJEURE
13.1 Force Majeure. If, as a result of a Force Majeure, the Party claiming the Force Majeure is rendered wholly or partly unable to perform its obligations under this Agreement, such non-performing Party shall be excused from only that portion of its performance that is prevented by such Force Majeure event to the extent so prevented; provided that: (i) within seventy-two (72) hours of commencement of an event of Force Majeure, the non performing Party shall provide the other Party with oral notice of the event of Force Majeure and within two (2) weeks of such oral notice the non performing Party shall provide the other Party with Notice (a “Force Majeure Notice”) in the form of a letter describing in detail the particulars of the occurrence giving rise to the Force Majeure claim; (ii) suspension of performance due to a claim of Force Majeure must be of no greater scope and of no longer duration than is required by the Force Majeure event; and (iii) the Party claiming Force Majeure diligently pursues to eliminate or mitigate the effects of the Force Majeure condition. If at any time during the period of Force Majeure the non-performing Party fails to undertake or ceases undertaking its efforts to remedy its inability to perform, then the non-performing Party shall no longer be excused from its performance by reason of Force Majeure. Notwithstanding anything in this Agreement to the contrary, no payment obligation arising under this Agreement shall be excused or tolled by any event of Force Majeure, except to the extent that such payment obligation is directly related to an event impacted by Force Majeure.
ARTICLE XIV
EARLY TERMINATION
14.1 Pre-Closing Early Termination.
14.1.1 Termination Events. This Agreement may be terminated at any time after execution (i) by WSGP at any time after May 21, 2010, if a condition to WSGP’s obligation to close (as set forth in Article VIII) remains unwaived and unsatisfied (for reason other than nonperformance or breach by WSGP), (ii) by PetroQuest at any time after May 21, 2010, if a condition to PetroQuest’s obligation to close (as set forth in Article VIII) remains unwaived and unsatisfied (for reason other than nonperformance or breach by PetroQuest), or (iii) upon the mutual written agreement of WSGP and PetroQuest.
14.1.2 Procedure and Effect of Termination. Any termination of this Agreement pursuant to this Section 14.1 shall be effected by written notice from the terminating Party to the other Party. If this Agreement is terminated pursuant to this Section 14.1, all further obligations of the Parties will terminate without any liability on the part of either Party or its respective Affiliates and neither Party shall have any claim whatsoever against the other, any of its Affiliates, or any of their respective Representatives arising out of or relating to this Agreement or the Transaction contemplated hereby (whether sounding in contract, tort, or otherwise), except for any breach or threatened breach of the Confidentiality Agreement.

14.2 Post-Closing Early Termination. This Agreement may be terminated prior to completion of the Drilling Program (a) by the mutual agreement of the Parties, (b) by WSGP at any time upon sixty (60) days prior notice or upon a termination pursuant to Section 4.3.2, or (c) by PetroQuest in the event WSGP (i) fails to remit any installment of the Remaining Assets Purchase Price within thirty (30) days of the due date, or (ii) has not paid the full Carried Amount in the course of drilling and completion operations pursuant to the Drilling Program within eight (8) years from the Closing Date, other than as a result of a PetroQuest Material Event, PetroQuest’s nonperformance or Force Majeure (“Early Termination”), at which point WSGP and PetroQuest shall have the following rights and obligations:
14.2.1 If Early Termination occurs prior to completion of Phase 1 of the Drilling Program, then WSGP shall pay to PetroQuest (i) all unpaid portions of the Remaining Assets Purchase Price including the Performance Payment, regardless of actual performance of the Qualifying Wells, (ii) the unfunded balance of the Phase 1 Commitment, and (iii) any Vendor Penalties as described and set forth in Section 4.5.3. In such event, WSGP shall be entitled to retain the Selected PUDS and receive an assignment of fifty percent 50% of PetroQuest’s right, title and interest in and to the wellbore only for those wells in which WSGP participated pursuant to the Drilling Program and for which WSGP has not received a previous assignment. With respect to any Program Well Assignments received by WSGP prior to Early Termination, WSGP shall relinquish and reassign to PetroQuest any interest in and to any leasehold interests previously assigned to WSGP in respect of any Program Wells in which WSGP participated, retaining only a wellbore interest in and to any such Program Wells. WSGP shall have no further rights to earn any additional assignments of Remaining Assets. Notwithstanding anything to the contrary herein, it being expressly understood that this provision shall survive the termination of this Agreement indefinitely, WSGP shall be entitled to participate in (subject to the provisions of the applicable JOA) and remain obligated to pay its disproportionate share, as described in Section 4.3, of the costs and expenses of (X) Development Wells, (Y) any wells commenced after the date of Early Termination upon acreage acquired pursuant to Section 11.1 (each such well an “AMI Well”). In the event of Early Termination, WSGP would remain obligated to pay any applicable Vendor Penalties as described and set forth in Section 4.5.7.
14.2.2 If Early Termination occurs after completion of Phase 1 of the Drilling Program, then WSGP shall be entitled to retain the Selected PUDS; receive an assignment of fifty percent 50% of PetroQuest’s right, title and interest in and to the wellbores only for those wells in which WSGP participated and for which WSGP has not received a previous assignment; and receive an assignment of twenty-five percent (25%) of PetroQuest’s right, title and interest in and to the leasehold or mineral interests within the Drilling Unit for each Program Well (other than a Development Well or Infill Well) drilled hereunder and in which WSGP participated. With respect to any Program Well Assignments received by WSGP prior to the Early Termination, WSGP shall relinquish and reassign to PetroQuest fifty percent (50%) of WSGP’s right, title and interest in and to any leasehold or mineral interests attributable to the Drilling Unit for the applicable Program Wells. WSGP shall have no further rights to earn additional assignments of Remaining Assets. Notwithstanding anything to the contrary herein, it being expressly understood that this provision shall survive the termination of this Agreement indefinitely, WSGP shall be entitled to participate in Development Wells, Infill Wells and AMI Wells (subject to the provisions of the applicable JOA) and, if WSGP so elects to participate, it shall remain obligated to pay (i) its disproportionate 1.6:1 share of the costs and expenses of the drilling, completing and equipping of Development Wells, Infill Wells and AMI Wells; (ii) to PetroQuest, pursuant to an invoice from PetroQuest, the amount of any Carried Amount attributable to the number of undrilled wells associated with a Minimum Commitment in the applicable 6 Month Tranche remaining at the time of such Early Termination, and (iii) any Vendor Penalties as described and set forth in Section 4.5.7.

14.3 Status of Assignments to WSGP Upon Early Termination. Within thirty (30) days of the occurrence of Early Termination, and subject to WSGP’s obligations to pay any amounts or relinquish any interests pursuant to Section 14.2.1 or 14.2.2, as applicable, PetroQuest shall prepare and deliver to WSGP an executed, recordable assignment of the interests described in Section 14.2.1 or 14.2.2, as applicable. If PetroQuest fails to deliver or authorize the delivery to WSGP of assignments to which WSGP is entitled, as and when due under this Agreement, then WSGP shall have the right, but shall not be obligated, to pursue a declaratory judgment and injunctive relief pursuant to the Arbitration Provisions requiring PetroQuest to specifically perform such obligation under the Agreement, time being of the essence in the performance of all such obligations in addition to reimbursement of all reasonable costs incurred, including legal fees and costs of court.
14.4 Intervention Termination. In the event, despite both Parties efforts to eliminate or mitigate the effects of an Intervention, such Intervention has existed for a period of twenty-four (24) months following the issuance of a Force Majeure Notice for such Intervention, then either Party may terminate this Agreement, such termination effective after thirty (30) days’ prior written notice to the other Party (such termination an “Intervention Termination”). From and after the date of such Intervention Termination, neither Party shall have any further obligations or liability to the other under this Agreement, including any obligation to assign or relinquish any rights or interests of any kind hereunder or any payment obligations set forth herein, except as may be provided in any applicable JOA. For the avoidance of doubt, to the extent not earned prior to PetroQuest’s receipt of the Force Majeure Notice from WSGP related to an Intervention, PetroQuest shall not be entitled to the Performance Payment.
ARTICLE XV
FAILURE TO PAY DRILLING COSTS; FAILURE TO PERFORM
15.1 Failure By WSGP. Failure of WSGP to pay its proportionate share of drilling or other operating costs of any well which has been spudded, and in which PetroQuest and WSGP have both elected to participate, within the time periods specified herein or in the applicable JOA shall be deemed a material breach of this Agreement, subject, however, to the provisions of Section 15.2. Upon any such breach, PetroQuest shall deliver written notice to WSGP of such breach. Failure to cure such breach within sixty (60) days after receipt of notice from PetroQuest, will result in the ipso facto relinquishment and assignment to PetroQuest of all rights of WSGP in such well and the Drilling Unit attributable to the well.
15.2 Good Faith Dispute. If WSGP disputes in good faith its obligation to pay any amount allegedly owed by it with respect to its proportionate share of drilling costs, completion, equipping or any other costs arising out of or related to any well drilled hereunder, it shall timely pay any amount of such costs that it does not dispute, and provided that WSGP’s notifies the PetroQuest in writing at or prior to the time such payment is allegedly due of the amount in dispute, setting out reasonably full particulars regarding the basis on which the obligation to make payment is disputed, then so long as WSGP continues in good faith and by the exercise of appropriate negotiations or proceedings to resolve such dispute, the provisions of Section 15.1, to the extent of the amount subject to good faith dispute, shall not apply.

15.3 Assignment of Relinquished Interest. If WSGP has relinquished its interest in any well to PetroQuest pursuant to Section 15.1 hereof, WSGP shall execute and deliver, upon the request of PetroQuest, a recordable assignment of such relinquished interest in such form as PetroQuest may reasonably request.
15.4 Failure to Perform. A Material Event or a failure by a Party to perform any material covenant or obligation set forth in this Agreement shall be deemed a material breach of this Agreement if such breach is not remedied within thirty (30) days after the breaching Party’s receipt of written notice from the non-breaching Party detailing the particulars of the alleged breach; provided, that if such breach is not reasonably capable of being remedied within such thirty (30) day cure period, the breaching Party shall have such additional time (not exceeding an additional thirty (30) days) as is reasonably necessary to remedy such breach, provided that the breaching Party advises the non-breaching Party of its plan to remedy the alleged breach and promptly commences and diligently pursues such remedy. If such breach is not cured within the period set forth above, the non-breaching Party shall have the right, but not the obligation, subject to Section 18.12 and Section 18.13 to pursue through arbitration as described in Exhibit “I” any rights and remedies available to it pursuant to Applicable Law and consistent with the terms of this Agreement.
ARTICLE XVI
TAX PARTNERSHIP
At the appropriate time as determined by the Parties, PetroQuest and NEGP shall execute a tax partnership agreement in a form mutually agreed to by the Parties.
ARTICLE XVII
INDEMNIFICATION
17.1 WSGP’s Indemnification. Provided that the Closing occurs and subject to the provisions of Section 18.12 (Waiver of Consequential Damages) and Section 17.3, WSGP shall pay any losses or damages incurred by PetroQuest and shall release, defend, indemnify and hold harmless PetroQuest, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Petroquest Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of actions, costs and expenses (including involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) as a result of, arising out of, or related to: (i) WSGP’s breach of its representations or warranties set forth in Section 6.2, or (ii) WSGP’s breach of any covenants or agreements contained herein related to, arising from, or connected to the performance by the indemnifying party of its obligations hereunder.

17.2 PetroQuest’s Indemnification. Provided that the Closing occurs and subject to the provisions of Section 18.12 (Waiver of Consequential Damages) and Section 17.3, PetroQuest shall pay any losses or damages incurred by WSGP and shall release, defend, indemnify and hold harmless WSGP, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “WSGP Indemnitees”) from and against any and all Losses arising out of: (i) PetroQuest’s breach of its representations or warranties set forth in Section 6.1; (ii) PetroQuest’s breach of any covenants or agreements contained herein; (iii) the Existing Wells or the Unrecorded Commitments (other than any reduction in net revenue interest resulting from such Unrecorded Commitment and disclosed on Schedule 1). In addition to the foregoing, and subject to the occurrence of Closing and the provisions of Section 18.12 and Section 17.3, PetroQuest shall pay any losses or damages incurred by WSGP and shall release, defend, indemnify and hold harmless the WSGP Indemnitees from and against any and all Losses arising out of Environmental Matters affecting the Transaction Assets attributable to the actions or omissions of PetroQuest or any of its Affiliates prior to the Effective Time.
17.3 Negligence, Notice of Claim, Assumption or Defense and Settlement of Claim. The indemnification provisions of this Article XVII shall apply notwithstanding the active or passive negligence of the indemnified Party, but the indemnifying Party’s liability to the indemnified Party shall be reduced proportionately to the extent that an act or omission of the indemnified Party may have contributed to the loss, injury or property damage. Further, no indemnified Party shall be indemnified hereunder for its loss, liability, injury and damage resulting from its sole negligence or its gross negligence, fraud or willful misconduct. Promptly upon the discovery thereof, PetroQuest or WSGP, as may be the case, shall give written notice to the other of any claim with respect to which the party giving notice asserts it is entitled to indemnity or payment pursuant to this Section 17.3. The Party giving notice of a claim shall be referred to as the “Indemnified Party,” and the Party receiving notice of a claim shall be referred to as the “Indemnifying Party.” In the event that the Indemnified Party gives notice of a claim to the Indemnifying Party, such notice shall set forth the facts known to the Indemnified Party pertaining to the claim and shall specify the manner in which the Indemnified Party proposes to respond to the claimant. Within ten (10) days of receipt of such notice, the Indemnifying Party shall state in writing whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense or settlement of the claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. In the event that the Indemnifying Party assumes control of the claim, the Indemnified Party shall at all times have the right to participate, at its sole cost and expense, in any resolution thereof. As a condition precedent to indemnification under this Section 17.3, up to the amount of indemnification, the Indemnified Party shall assign to the Indemnifying Party, and the Indemnifying Party shall become subrogated to all rights, claims and causes of action of the Indemnified Party against third persons arising out of or pertaining to the matters for which the Indemnifying Party provided indemnification. The indemnification obligations of the Parties shall apply only to claims for which written notice shall have been given to the Indemnifying Party on or before one (1) year from the date of Closing, except for claims arising out of breach of any of the Fundamental Representations, which obligation shall survive indefinitely.

ARTICLE XVIII
GENERAL TERMS AND PROVISIONS
18.1 Further Assurances. Each of the Parties will execute, acknowledge and deliver such further instruments, and take such other actions, as may be reasonably necessary in order to more effectively carry out or implement the Transaction.
18.2 Confidentiality Agreement. PetroQuest and WSGP agree that the Confidentiality Agreement dated November 23, 2009, shall terminate, effective as of the Closing Date.
18.2.1 Each Party hereby agrees that, without the prior written consent of the other Party, during the period from the Closing Date until December 31, 2011, neither the Party nor any of its Affiliates, acting alone or as a part of a group, will (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of (a) any securities (or direct or indirect rights or options to acquire any securities) of the other Party or its parents, subsidiaries or Affiliates (collectively, the “Counterparty Group”), or (b) any material portion of the assets or properties of the Counterparty Group; (ii) make or participate in, directly or indirectly, any solicitation of proxies to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Counterparty Group; (iii) make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase or other similar extraordinary transaction involving the Counterparty Group or any of its securities, assets or properties; (iv) form, join or in any way participate, directly or indirectly, in a “group” as defined in Section 13d-3 of the Exchange Act in connection with any of the foregoing; (v) otherwise seek to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Counterparty Group; (vi) disclose, directly or indirectly, any intention, plan or arrangement inconsistent with any of the foregoing; (vii) advise, assist or encourage, directly or indirectly, any other person in connection with any of the foregoing; (viii) take any action that could reasonably be expected to require the Counterparty Group to make a public announcement regarding the possibility of any of the events described in this paragraph; or (ix) request the Counterparty Group, directly or indirectly, to amend or waive any provision of this paragraph.
18.2.2 Each Party acknowledges and agrees that it is aware (and that its Affiliates and its and their respective employees, directors, managers, agents and representatives are aware or, upon providing any material, non-public information disclosed under or pursuant to this Agreement to such Person, will be advised by such Party) that reports, materials, documentation and data being furnished under this Agreement may contain material, non-public information regarding the Counterparty Group and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of the Counterparty Group on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

18.3 Time of the Essence. Time is of the essence in the Parties performance of their respective obligations pursuant to this Agreement and the other agreements entered into pursuant hereto.
18.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each Party hereto and its successors and permitted assigns.
18.5 Notices. All consents, notices, requests, demands, instructions, reports, and other communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered personally; (b) mailed by U.S. registered mail, or U.S. certified mail, return receipt requested, postage prepaid; (c) delivered by Federal Express or other reputable overnight courier service; or (d) delivered by facsimile transmission confirmed by written transmittal report to:

(i)	If to PetroQuest:

PetroQuest Energy, L.L.C.
Attention:
400 E. Kaliste Saloom Rd, Suite 6000
Lafayette, LA 70508
Facsimile No. 337.234.4699

With a copy to:	Porter & Hedges, L.L.P.
Attention: Robert Thomas
1000 Main St. 36th Floor
Houston, Texas 77002
Facsimile No. 713.226.6236

(ii)	If to WSGP:

WSGP Gas Producing, LLC
Attention: Larry A. Wall, Jr.
1000 Louisiana, Suite 5550
Houston, Texas 77002
Facsimile No.

If to NEGP:

NextEra Energy Gas Producing, LLC
Attention: Larry A. Wall, Jr.
1000 Louisiana, Suite 5550
Houston, Texas 77002
Facsimile No.

With a copy to:	NextEra Energy Resources, LLC
Attention: General Counsel
700 Universe Boulevard
Juno Beach, Florida 33408
Facsimile No.
or to such other place as PetroQuest or WSGP may designate by written notice to the other. All notices, requests or consents shall be deemed given on the date of receipt at the appropriate address, except in the case of facsimile transmissions received after the normal close of business, which shall be deemed given on the next business day.
18.6 Legal Representation; Costs and Attorney’s Fees. Each Party hereto represents that it was represented by counsel in connection with the negotiation, preparation, and execution of this Agreement and understands its terms and provisions. Each Party hereto shall be solely and individually responsible for its attorney’s fees and other costs and expenses in connection with the negotiation and execution of this Agreement.
18.7 No Special Relationship or Special Duty. Neither Party hereto has any relationship of trust and confidence, confidential relationship, or other special relationship with the other Party hereto, and neither party hereto owes any fiduciary duties or duties of utmost good faith or fair dealing to the other Party pursuant to this Agreement. The duties owed by each Party to the other shall be solely the contractual duties expressly set forth in this Agreement and the other agreements executed pursuant hereto.
18.8 Counterparts. This Agreement may be executed in multiple counterparts and each Party may sign different counterparts, but all counterparts together shall constitute one and the same agreement.

18.9 Entire Agreement; Waiver. This Agreement embodies the entire agreement between the Parties hereto and any supplement, amendment, or other modification hereto must be in writing and signed by all of the parties. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The failure of any Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce same. No waiver by any Party hereto of any provision contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such provision or waiver of any other provision.
18.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oklahoma.
18.11 Waiver of Jury Trial. SUBJECT TO THE DISPUTE RESOLUTION PROCEDURE SET FORTH IN SECTION 18.16, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
18.12 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS PROVIDED WITH RESPECT TO ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED WITH RESPECT TO THIRD PARTY CLAIMS THAT ARE PART OF A LOSS WHICH MAY BE INDEMNIFIED UNDER SECTION 17.1 OR SECTION 17.2, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES, OR ITS REPRESENTATIVES, BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSS OR DAMAGE OF ANY OTHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTY, ITS AFFILIATES, AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES THEREFROM.
18.13 No Partnership. The Parties hereto do not intend to create, and this Agreement shall not be construed to create, a partnership, mining partnership, joint venture, association, trust, or other entity or relationship that makes one party liable for the acts or omissions of any other party hereto, except that solely for federal income tax purposes the Parties intend to create a tax partnership as provided in Article XVI.
18.14 Survival of Representations and Warranties. Other than those representations and warranties provided in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5, 6.2.1, 6.2.2, 6.2.3, 6.2.4, 6.2.5 and 6.2.7 (collectively the “Fundamental Representations”), all representations, warranties, and covenants contained herein shall survive the execution of this Agreement for a period ending one (1) year from the Closing. The Fundamental Representations shall survive indefinitely.

18.15 No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.
18.16 Disputes. All disputes, claims and matters in question arising out of or in connection with this Agreement or the relationship between the parties created by this Agreement shall be resolved by binding arbitration pursuant to the Arbitration Provisions.
18.17 Term of Agreement. This Agreement shall terminate upon the completion or Early Termination of the Drilling Program and delivery of all assignments to which WSGP is entitled pursuant to the terms of this Agreement; provided, however, any Operating Agreement with respect to any jointly owned leasehold within the AMI shall remain in force and effect pursuant to its terms.
18.18 Construction of Agreement. In construing this Agreement:
(a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
(c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(d) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;
(e) a defined term has its defined meaning throughout this Agreement, and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(f) the plural shall be deemed to include the singular, and vice versa;
(g) all references to articles, sections, paragraphs, clauses, or exhibits refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits attached to this Agreement, unless expressly provided otherwise;
(h) each exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, the provisions of the main body of this Agreement shall prevail;
(i) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited; and
(j) the word “or” is not exclusive.

18.19 Publicity. The Parties shall consult each other before issuing any press release or other public announcement regarding the execution or closing of this Agreement, and shall not issue any such press release or other public announcement of such events without the consent of the other Party (which consent shall not be unreasonably withheld) unless required by law, as advised by counsel, or by obligations pursuant to any listing agreement with any national securities exchange.
18.20 Binding and Non-Binding Terms. The terms of Sections 18.2, 18.3, 18.5, 18.6, 18.7, 18.8, 18.9, 18.10, 18.11, 18.12., 18.13, 18.15, 18.16, 18.18, 18.19 and 18.20 of this Agreement (the “Binding Provisions”) are binding upon and enforceable by the Parties. All other provisions of this Agreement other than the Binding Provisions (collectively, the “Non-Binding Provisions”) evidence a non-binding expression of the current intent of the Parties with respect to the Transaction. The Non-Binding Provisions of this Agreement shall become binding upon and enforceable by the Parties (and this Section 18.20 shall terminate and become void and have no effect) upon the approval on or before 11:59 p.m. Central Prevailing Time on May 21, 2010 (the “Outside Date”), by each of (i) the Board of Directors of PetroQuest Energy, Inc., and (ii) the Board of Directors of FPL Group, Inc., of the Transaction; provided, however, if such approval has not been granted on or before the Outside Date, this Agreement shall automatically terminate and become void and have no effect, without any liability on the part of either Party or its respective Affiliates or Representatives, except for the Binding Provisions, which shall survive such termination. Neither Party shall have any claim whatsoever against the other, any of its Affiliates, or any of their respective Representatives arising out of or relating to this Agreement or the Transaction contemplated hereby (whether sounding in contract, tort, or otherwise), except for any breach or threatened breach of the Binding Provisions or the Confidentiality Agreement. Nothing in this Agreement, no past or future action, course of conduct or failure to act relating to the Transaction may be relied upon by either Party as the basis for a contract by estoppel or otherwise, and WSGP expressly agrees, on behalf of itself and its Affiliates, that the execution by WSGP or any of its Affiliates of any commodities hedging transaction has not, is not, and will not be made, in reliance upon the consummation of the Transaction contemplated hereby.
18.21 NEGP Guaranty. NEGP, hereby unconditionally, absolutely, and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of all monies when due from WSGP hereunder, in each case strictly in accordance with the terms hereof. In furtherance of the foregoing and not in limitation of any other right that PetroQuest may have at law or in equity against NEGP by virtue hereof, NEGP agrees that upon failure of WSGP to pay any obligations when and as the same shall become due, NEGP will, without any demand or notice whatsoever, forthwith pay or cause to be paid to PetroQuest in cash in immediately available funds, an amount equal to the unpaid amount of such obligations. In the event NEGP and/or WSGP transfers substantially all of its assets to another entity and (i) such entity fails to assume all of the obligations of NEGP as set forth in this Section 18.21 and/or the obligations of WSGP under this Agreement, as applicable, and (ii) such entity’s creditworthiness is materially weaker than that of NEGP and/or WSGP, as applicable, immediately prior to such transfer, then NEGP shall provide to PetroQuest alternative credit support the substance of which shall be substantially similar to that which existed prior to the transfer.

18.22 Specific Performance. The Parties acknowledge and agree that a material failure to perform under this Agreement will be an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise materially breached. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Sections 7.2 and 15.4) and any other agreement or instrument executed in connection herewith. The Parties further agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law, arbitration or otherwise, the appropriateness of specific performance as a remedy for a breach of this Agreement or any such other agreement or instrument and ach Party waives any requirement for the securing or posting of any bond in connection with any such remedy. The Parties further agree that by seeking the remedies provided for in this Section 18.22 a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

PETROQUEST ENERGY, L.L.C.	WSGP GAS PRODUCING, LLC

By: /s/ Mark K. Stover	By: /s/ Larry Wall
Mark K. Stover	Larry Wall
Executive Vice President — Exploration and Development	President

NEXTERA ENERGY GAS PRODUCING, LLC, for the limited purposes set forth herein

By: /s/ Larry Wall
Larry Wall
President

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